Exhibit 99.1

Icahn Enterprises L.P. Announces Definitive Agreement to
Sell Tropicana Entertainment Inc. for $1.85 Billion

NEW YORK, NEW YORK, April 16, 2018 — Icahn Enterprises L.P. (NASDAQ: IEP) (“Icahn Enterprises”) announced that its majority-owned subsidiary, Tropicana Entertainment Inc. (“Tropicana”), today entered into a definitive agreement to sell Tropicana’s real estate to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and to merge its gaming and hotel operations into Eldorado Resorts, Inc. (NASDAQ: ERI), for aggregate consideration of approximately $1.85 billion.

Carl C. Icahn, Chairman of Icahn Enterprises, stated: “Icahn Enterprises first acquired an interest in Tropicana in 2008.  Tropicana was bankrupt and desperately needed new leadership.  At that time, we identified this undervalued asset as being a perfect situation to deploy our modus operandi, by which we seek to acquire undervalued assets, nurture, guide and improve their condition and operations, and to ultimately greatly enhance value for all shareholders.

By hiring a great CEO in Tony Rodio and a great management team, and by reinvesting every single penny of profits back into the company, we turned Tropicana into a great casino company that today owns seven casinos.  We thank Tony, the management team and all Tropicana’s employees.  Without them, this could never have been accomplished.”

Tony Rodio, President and CEO of Tropicana, stated: “I am incredibly proud of what the entire Tropicana team has been able to accomplish over the past 8 years, taking Tropicana from bankruptcy to one of the industry’s true success stories.  I would like to thank Carl Icahn, Icahn Enterprises and the Tropicana Board of Directors for their personal support, financial commitment and the confidence that they have shown in Tropicana’s management.  This tremendous financial turnaround would not have been possible without it.  Through their commitment and investment, Tropicana was able to create hundreds of construction jobs and employs thousands more employees today than it employed in 2010. I would also like to thank the thousands of Tropicana team members whose hard work, dedication, and commitment to excellence also played a huge part in our accomplishment.”

The transaction does not include Tropicana’s Aruba assets, which will be disposed of as a condition to closing. The aggregate consideration of approximately $1.85 billion will be increased by the amount of the net proceeds received in connection with the Aruba disposition and will be further adjusted to pay corporate level taxes.

The transaction is expected to close in the second half of 2018, subject to receipt of required gaming approvals, termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The transaction is not subject to any financing condition.

About Icahn Enterprises L.P.

Icahn Enterprises, a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion.

About Tropicana Entertainment Inc.

Tropicana Entertainment Inc. (OTCQB: TPCA) is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, Missouri, New Jersey and Aruba. Tropicana properties collectively have approximately 5,526 hotel rooms, 8,075 slot positions and 277 table games. The company is based in Las Vegas, Nevada and is a majority —owned subsidiary of Icahn Enterprises, L.P. (NASDAQ: IEP).  To learn more about Tropicana, visit www.Tropicanacasinos.com.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 21,000 slot machines and VLTs and 600 table games, and over 7,000 hotel rooms. For more information, please visit www.eldoradoresorts.com.

About Gaming and Leisure Properties, Inc.

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. These forward-looking statements are not guarantees of future performance and involve risks, assumptions, and uncertainties, including, but not limited to, risks related to the satisfaction of the conditions to closing the transaction in the anticipated timeframe or at all; the failure to obtain necessary regulatory approvals; the ability to realize the anticipated benefits of the transaction; the negative effects of this announcement or the consummation of the proposed transaction on the market price of our common stock; litigation or regulatory actions related to the proposed transaction; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Contact:

Investor Contact:

SungHwan Cho

Chief Financial Officer

(212) 702-4300